Exhibit 99.1
Hayes Lemmerz Announces Sale of MGG Group
Northville, Mich., June 29, 2007 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today announced the sale of its wholly owned subsidiary, MGG Group B.V. to an affiliate of the ECF-Group, a privately held company based in Switzerland and The Netherlands.
Located in The Netherlands and Belgium, MGG Group’s three facilities manufacture a variety of components including heat exchangers for gas-fired boilers, intake manifolds and other aluminum components for the European automotive, commercial vehicle and other industries.
Under the agreement announced today, the investors acquired all of the outstanding stock of MGG Group B.V. and its subsidiaries. While financial terms of the transaction were not disclosed, Hayes Lemmerz did announce that MGG’s annual sales for fiscal 2006 were approximately $140 million.
“We are pleased that we have completed this transaction,” said Curtis Clawson, President, CEO and Chairman of the Board of Hayes Lemmerz. “By divesting this non-core business and focusing on high growth/high return markets, we are continuing to execute our strategic business plan and our drive toward profitability and positive free cash flow.” Mr. Clawson added, “We have enjoyed our relationship with the MGG Group for many years and we are confident that they will be a valuable addition to the buyer.”
The Company does not expect this transaction to have a material impact on its previously released full fiscal year 2007 guidance.
Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels, brakes and powertrain components. The Company has 27 facilities and approximately 7,800 employees worldwide.
Forward Looking Statements
This press release contains forward-looking statements with respect to our financial condition and business. All statements other than statements of historical fact made in this press release are forward-looking. Such forward-looking statements include, among others, those statements including the words “expect,” “anticipate,” “intend,” believe,”

and similar language. These forward-looking statements involve certain risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) competitive pressure in our industry; (2) fluctuations in the price of steel, aluminum, and other raw materials; (3) changes in general economic conditions; (4) our dependence on the automotive industry (which has historically been cyclical) and on a small number of major customers for the majority of our sales; (5) pricing pressure from automotive industry customers and the potential for re-sourcing of business to lower-cost providers; (6) changes in the financial markets or our debt ratings affecting our financial structure and our cost of capital and borrowed money; (7) the uncertainties inherent in international operations and foreign currency fluctuations; (8) our ability to divest non-core assets and businesses; and (9) the risks described in our most recent Annual Report on Form 10-K and our periodic statements filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162